         CERTIFICATE OF DESIGNATIONS, PREFERENCES
                      AND RIGHTS
                          OF
           SERIES A CONVERTIBLE PREFERRED STOCK
                          OF
               NOVA PHARMACEUTICAL, INC.

Nova Pharmaceutical, Inc. (the "Company"), a corporation organized and existing under the Nevada Business Corporation Act of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation of the Company, and pursuant to Section 78.196 of the Nevada Revised Statutes, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's authorized preferred stock, $.01 par value per share, and (ii) providing for the designations, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations, or restrictions thereof, of Two Million (2,000,000) shares of Series A Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue Two Million
(2,000,000) shares of Series A Convertible Preferred Stock (the "Series A Preferred Shares"), $.01 par value per share, which shall have the following powers, designations, preferences, and other special rights:

Section 1 - Dividends.

A holder of Series A Preferred Shares shall be entitled to receive, out of funds legally available thereof, when, as, and if declared by the Board of Directors, dividends.

Section 2 - Voting Rights

Except as otherwise provided by law, holders of Series A Preferred Shares shall vote on all matters together as a single class with all
other stockholders of the Company.   In such matters, a holder of
Series A Preferred Shares will e entitled to a number of votes equal to the number of shares of Common Stock into which his Series A Preferred Shares are then convertible.

Section 3 - Holder's Conversion of Series A Preferred Shares.

A holder of Series A Preferred Shares shall have the right, at such holder's option, to convert the Series A Preferred Shares into shares of the Company's common stock, $.001 par value per share (the "Common Stock"), on the following terms and conditions:

(a) Optional Conversion Right.    Each Share is convertible at the
option of the holder thereof at any time into Common Stock on a one-for-one basis, subject to adjustment to prevent dilution in certain circumstances, as summarized below.

(b)	Automatic Conversion.   Each Share shall automatically be
converted into shares of Common Stock upon the earlier of either (I) the closing of a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of any Common Stock for the account of the Company to the public at an aggregate offering price of not less than $7,500,000, (or (ii) upon the aggregate remaining outstanding number of Shares of Series A Preferred Stock being less than or equal to 100,000

(c)	Mechanics of Conversion.

     (i)	Holder's Delivery Requirements.  To convert Series A Preferred
Shares into full shares of Common Stock on any date (the "Conversion
Date"), the holder thereof shall (A) deliver or transmit by facsimile, for receipt on or prior to 11:59 P.M., Eastern Standard Time, on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company or its designated transfer agent (the "Transfer Agent"), and (B) surrender to a common carrier for delivery to the Company or the Transfer Agent as soon as practicable following such date, the original certificates representing the Series A Preferred Shares being converted
(or an indemnification undertaking with respect to such shares in the case of their loss, theft, or destruction) (the "Preferred Stock
Certificates") and the originally executed Conversion Notice.

     (ii)	Company's Response.  Upon receipt by the Company of a
facsimile copy of a Conversion Notice, the Company shall immediately send, via Facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Company or the Transfer Agent (as applicable) shall, within five (5) business days following the date of receipt, (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled or (B) credit the aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account at Company's Transfer Agent
 .
     (iii)	Record Holder.  The person or persons entitled to
receive the shares of Common Stock issuable upon a conversion of Series A Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

     (iv)	Company's Failure to Timely Convert.  If the Company
shall fail to issue to a holder within five (5) business days following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion

Notice, a certificate for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Series A Preferred Shares, in addition to all other available remedies which such holder may pursue hereunder, the Company shall pay additional damages to such holder on each day after the fifth (5th) business day following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice, for which such conversion is not timely effected, an amount equal to 1.0% of the product of (A) the number of shares of Common Stock not issued to the holder and to which such holder is entitled and (B) the Closing Bid Price of the Common Stock on the business day following the date of receipt by the Company or the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to the Conversion Notice.

(d)	Fractional Shares.  The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of the Series A Preferred Shares by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of it share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(e)	Taxes.  The Company shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Series A Preferred Shares.

Section 4 - Reorganization, Reclassification, Consolidation, Merger, or
Sale.

Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person (as defined below), or other similar transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Stock is referred to herein as in "Organic Change." Prior to the consummation of any Organic Change, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding) to insure that each of the holders of the Series A Preferred Shares will thereafter have the right to acquire and receive in lieu of, or in addition to, (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Shares, such shares of stock, securities, or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred Shares had such Organic Change not taken place. In any such case, the Company will make appropriate provision (in form and substance satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding) with respect to such holders' rights and interests to insure that the provisions of this
Section 3(c)(iv) and Section 5 below will thereafter be applicable to the Series A Preferred Shares. The Company will not effect any such consolidation, merger, or sale, unless prior to the consummation thereof the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes, by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred Shares then outstanding), the obligation to deliver to each holder of Series A Preferred Shares such shares of stock, securities, or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. For purposes of this Agreement, "Person" shall mean an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, and a government or any department or agency thereof.

Section 5 - Notices.

The Company will give written notice to each holder of Series A Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution, or liquidation,

The Company will also give written notice to each holder of Series A Preferred Shares at least twenty (20) days prior to the date on which any Organic Change, Major Transaction (as defined below), dissolution, or liquidation will take place.

Section 6 - Purchase Rights.

If at any time the Company grants, issues, or sells any Options, Convertible Securities, or rights to purchase stock, warrants, securities, or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights") at a conversion price of less than $2.50 per Common Share, then the holders of Series A Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Shares immediately before the date an which a record is taken for the grant issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue, or sale of such Purchase Rights.

Section 7 - Redemption Rights.

 The Series A Preferred Shares are not redeemable.

Section 8 - Reissuance of Certificates.

In the event of a conversion pursuant to this Certificate of Designations of less than all of the Series A Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Series A Preferred Shares a Preferred stock certificate representing the remaining Series A Preferred Shares which have not been so converted.

Section 9 - Reservation of Shares.

The Company shall, so long as any of the Series A Preferred Shares are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to affect the conversion of all of the Series A Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series A Preferred Shares are at any time convertible.

Section 10 - Liquidation, Dissolution, or Winding-Up.

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Preferred Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Series A Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Series A Preferred Share equal to the sum of (i) per share consideration paid to the Company by a Holder on the Issuance Date (the "Purchase Price") and (ii) the amount equal to the per share [Purchase Price plus accrued and unpaid interest] (such sum being referred to as the "Liquidation Value"); provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Series A Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Series A Preferred Shares as to payments of Preferred Funds (the "Pari Passu Shares"), then each holder of Series A Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights as a percentage or the full amount of Preferred Funds payable to all holders of Series A Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class in any manner permitted by law, shall not for the purposes hereof be regarded as a liquidation, dissolution, or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof be deemed to be a liquidation, dissolution, or winding up of the Company. No holder of Series A Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution, or winding up of the Company other than the amounts provided for herein.

Section 11 - Preferred Rate.

All shares of Common Stock shall be of junior rank to all Series A Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution, and winding up of the Company. The rights of the shares of Common Stock shall be subject to the Preferences and relative rights of the Series A Preferred Shares. The Series A Preferred Shares shall be of greater than any Series of Common or Preferred Stock hereinafter issued by the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Series A Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or make any resolution of the board of directors with the Nevada Secretary of State containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Series A Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Shares shall maintain their relative powers, designations, and preferences provided for herein and no merger shall result inconsistent therewith.

Section 12 - Restriction on Dividends.

If any Series A Preferred Shares are outstanding, without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, the Company shall not directly or indirectly declare, pay or make any dividends or other distributions upon any of the Common Stock so long as written notice thereof has been given to holders of the Series A Preferred Shares at least 30 days prior to the earlier of (a) the record date taken for or (b) the payment of any such dividend or other distribution. Notwithstanding the foregoing, this Section 11(a) shall not prohibit the Company from declaring and paying a dividend in cash with respect to the Common Stock so long as the Company: (i) pays simultaneously to each holder of Series A Preferred Shares an amount in cash equal to the amount such holder would have received had all of such holder's Series A Preferred Shares been converted to Common Stock pursuant to Section 3 hereof one business day prior to the record date for any such dividend, and (ii) after giving effect to the payment of any dividend, the Company has in cash or cash equivalents an amount equal to the aggregate of: (A) all of its liabilities reflected on its most recently available balance sheet, (B) the amount of any indebtedness incurred by the Company or any of its subsidiaries since its most recent balance sheet, and (C) 125% of the amount payable to all holders of any shares of any class of preferred stock of the Company assuming a liquidation of the Company as the date of its most recently available balance sheet.

Section 13 - Vote to Change the Terms of Series A Preferred Shares.

The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change, or repeal any of the powers, designations, preferences, and rights of the Series A Preferred Shares.

Section 14 - Lost or Stolen Certificates.

Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction, or mutilation of any Preferred Stock Certificates representing the Series A Preferred Shares, and, in the case of loss, theft, or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series A Preferred Shares into Common Stock.

Section 15 - Withholding Tax Obligations.

Notwithstanding anything herein to the contrary, to the extent that the Company receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is required by applicable federal laws or regulations and delivers a copy of such written advice to the holders of the Series A Preferred Shares so effected, the Company may reasonably condition the making of any distribution (as such term is defined under applicable federal tax law and regulations) in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares depositing with the Company an amount of cash sufficient to enable the Company to satisfy its withholding tax obligations (the "Withholding Tax") with respect to such distribution. Notwithstanding the foregoing or anything to the contrary, if any holder of the Series A Preferred Shares so effected receives advice in writing from its counsel that there is a reasonable basis to believe that the Company is not so required by applicable federal laws or regulations and delivers a copy of such written advice to the Company, the Company shall not be permitted to condition the making of any such distribution in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares depositing with the Company any Withholding Tax with respect to such distribution, provided however, the Company may reasonably condition the making of any such distribution in respect of any Series A Preferred Share on the holder of such Series A Preferred Shares executing and delivering to the Company, at the election of the holder, either: (a) if applicable, a property completed Internal Revenue Service Form 4224, or (b) an indemnification agreement in reasonably acceptable form, with respect to any federal tax liability, penalties, and interest that may be imposed upon the Company by the Internal Revenue Service as a result of the Company's failure to withhold in connection with such distribution to such holder. If the conditions in the preceding two sentences are fully satisfied, the Company shall not be required to pay any additional damages set forth in Section 3(c)(iv) of this Certificate of Designations if its failure to timely deliver any Conversion Shares results solely from the holder's failure to deposit any withholding tax hereunder or provide to the Company an executed indemnification agreement in the form reasonably satisfactory to the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Ralph Mann, its Chief Executive Officer, as of the First day of June, 1999.

NOVA PHARMACEUTICAL, INC.


By:    /s/ Ralph Mann
       Chief Executive Officer

                    EXHIBIT I
             NOVA PHARMACEUTICAL, INC.
                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences, and Rights of Nova Pharmaceutical, Inc. (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Shares"), of Nova Pharmaceutical, Inc., a Nevada corporation (the "Company"), indicated below into shares of Common Stock, $.001 par value per share (the "Common Stock"), of the Company, by tendering the stock certificate(s) representing the share(s) of Series A Preferred Shares specified below as of the date specified below.

The undersigned acknowledges that any sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A Preferred Shares shall be made only pursuant to (i) a registration statement effective under the Securities Act of 1933, as amended (the "Act"), or (ii) advice of counsel that such sale is exempt from registration required by Section 5 of the Act.

Date of Conversion:---------------------

Number of Series A
Preferred Shares to be converted---------------------

Stock certificate no(s). of Series A Preferred Shares to be converted:

---------------------

Please confirm the following information:
Conversion Price:---------------------

Number of shares of Common Stock to be issued:

---------------------

Please issue the Common Stock into which the Series A Preferred Shares are being converted in the following name and to the following address:
Issue to:

--------------------------------
--------------------------------
--------------------------------

Facsimile Number:

If other than to the record holder of the Series A Preferred Shares, any applicable transfer tax must be paid by the undersigned.

Authorization:

---------------------------------
By:     -------------------------
Title:  -------------------------
Dated:  -------------------------

ACKNOWLEDGED AND AGREED:
NOVA PHARMACEUTICAL, INC.

By:    --------------------------
Title: --------------------------
Dated: --------------------------